Exhibit 10.55

EIGHTH AMENDMENT TO LEASE

THIS EIGHTH AMENDMENT TO LEASE (the “Eighth Amendment to Lease”), made as of the 21th day of July, 2011, by and between SOUTHPORT BUSINESS PARK LIMITED PARTNERSHIP, a North Carolina limited partnership (the “Landlord”), and GENTRIS CORPORATION, a Delaware corporation (the “Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant entered into a certain lease dated as of June 12, 2004, amended by letter agreement dated October 21, 2004, by Second Amendment to Lease dated June 17, 2005, by Letter Agreement dated September 19, 2005, by Third Amendment to Lease dated May 25, 2006, by Fourth Amendment to Lease dated December 20, 2007, by Fifth Amendment to Lease dated June 15, 2009, by Sixth Amendment to Lease dated June 3, 2010, and by Seventh Amendment to Lease dated October 26, 2010 (collectively, the “Lease”), for certain space known as Suite 400, in the Building located at 133 Southcenter Court, Morrisville, Wake County, North Carolina, as more particularly described in the Lease; and

WHEREAS, the current Demised Premises consists of Fifteen Thousand Three Hundred Twenty Six (15,326) rentable square feet (the “Existing Demised Premises”)

WHEREAS, Landlord and Tenant desire to add Nine Thousand Five Hundred Eighty (9,580) square feet to the Demised Premises, to change the Monthly Minimum Rent, to extend the Term, and to amend certain terms of the Lease.

NOW THEREFORE, in consideration of the premises contained herein, the sum of Ten Dollars ($10.00) and other good and valuable consideration, the mutual receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Lease as follows:

1.	Page Two - Section 1.01 - Demised Premises

Add the following:

Effective as of the day in which the Third Expansion Space commences (the “Third Expansion Space Commencement Date”), the Demised Premises shall be increased by the addition of the Third Expansion Space, which will add an additional Four Thousand Three Hundred Fifty (4,350) square feet (as measured by the BOMA dripline standards) to the Demised Premises and is shown on EXHIBIT A, attached hereto and incorporated herein by reference. As of the Third Expansion Space Commencement Date, the Demised Premises leased pursuant to the Lease shall contain a total of Nineteen Thousand Six Hundred Seventy Six (19,676) rentable square feet. The Third Expansion Space Commencement Date will be January 1, 2012 (so long as Landlord’s Third Expansion Space Work is substantially complete) or upon substantial completion of Landlord’s Third Expansion Space Work (as hereinafter defined), whichever is earlier. Landlord’s substantial completion of

Landlord’s Third Expansion Space Work is subject to Tenant Delay, as defined below. Tenant agrees to execute and deliver a memorandum of acceptance of Third Expansion Space on the Third Expansion Space Commencement Date, which memorandum shall confirm the actual date of the Third Expansion Space Commencement Date

Effective as of the day in which the Second Expansion Space commences (the “Second Expansion Space Commencement Date”), the Demised Premises shall be increased by the addition of the Second Expansion Space, which will add an additional Five Thousand Two Hundred Thirty (5,230) square feet (as measured by the BOMA dripline standards) to the Demised Premises and is shown on EXHIBIT A, attached hereto and incorporated herein by reference. As of the Second Expansion Space Commencement Date, the Demised Premises leased pursuant to the Lease shall contain a total of Twenty Four Thousand Nine Hundred Six (24,906) rentable square feet. The Second Expansion Space Commencement Date will be June 1,2012 (so long as Landlord’s Second Expansion Space Work is substantially complete) or upon substantial completion of Landlord’s Second Expansion Space Work (as hereinafter defined), whichever is earlier. Landlord’s substantial completion of Landlord’s Second Expansion Space Work is subject to Tenant Delay, as defined below. Tenant agrees to execute and deliver a memorandum of acceptance of the Second Expansion Space on the Second Expansion Space Commencement Date, which memorandum shall confirm the actual date of the Second Expansion Space Commencement Date

Notwithstanding anything in this Eighth Amendment to Lease to the contrary, if Tenant shall cause any delays in the completion of the Landlord’s Third Expansion Space Work or Landlord’s Second Expansion Space Work, including but not limited to (i) delay caused because Tenant’s requirements for materials or installations are different from Landlord’s building standard (the basic improvement package Landlord offers to tenants of the Property), (ii) delay in the payment of any sum due from Tenant pertaining to Landlord’s Third Expansion Space Work or Landlord’s Second Expansion Space Work, if any, (iii) delay in performance or completion by a party employed by Tenant, (iv) delay by reason of compliance with applicable laws arising from Tenant’s design of the improvements set forth on Exhibit B-2, (v) delay by reason of changes in the work ordered by Tenant, or (vi) delay by Tenant in providing or approving plans, specifications or other items necessary for Landlord to perform Landlord’s Third Expansion Space Work or Landlord’s Second Expansion Space Work (individually and collectively, a “Tenant Delay”), then the Third Expansion Space Commencement Date or Second Expansion Space Commencement Date (as applicable) shall be the date Landlord would have completed Landlord’s Third Expansion Space Work or Landlord’s Second Expansion Space Work (as applicable) had it not been for the Tenant Delay and Tenant’s obligations hereunder including the obligation to pay rent shall commence even though occupancy of the Third Expansion Space or Second Expansion Space (as applicable) has not been delivered to Tenant.

2.	Page Three - Section 1.04 - Monthly Minimum Rent and Adjusted Monthly Minimum Rent.

As of the Third Expansion Space Commencement Date, delete the following:

	Minimum Annual Rent	Monthly Minimum Rent	Per Rentable Square Foot
(07/01/11 through 06/30/12)	$167,819.70	$13,984.98	$10.95
(07/01/12 through 06/30/13)	$172,015.19	$14,334.60	$11.22
(07/01/13 through 06/30/14)	$176,315.57	$14,692.96	$11.50
(07/01/14 through 06/30/15)	$180,723.46	$15,060.29	$11.79
(07/01/15 through 12/31/15)	$185,241.55	$15,436.80	$12.09

*As of the Expansion Space 2nd Commencement Date, subject to the rent abatement set forth below, charges and sums based on the square footage of the Demised Premises, including but not limited to Tenant’s proportionate share of Direct Expenses, shall be revised based on the increased size of the Demised Premises as of the Expansion Space 2nd Commencement Date.

And insert the following:

Date Range	Rentable Square Feet	Minimum Annual Rent	Monthly Minimum Rent	Per Rentable Square foot
07/01/2011 through 12/31/2011	15,326	N/A	$13,984.98	$10.95
01/1/2012* through 5/31/2012	19,676	N/A	$17,954.35	$10.95
06/01/2012* through 05/31/2013	24,906	$272,720.70	$22,726.73	$10.95
06/01/2013 through 05/31/2014	24,906	$279,538.72	$23,294.89	$11.22
06/01/2014 through 05/31/2015	24,906	$286,527.19	$23,877.27	$11.50
06/01/2015 through 05/31/2016	24,906	$293,690.37	$24,474.20	$11.79
06/01/2016 through 05/31/2017	24,906	$301,032.62	$25,086.05	$12.09
06/01/2017 through 05/31/2018	24,906	$308,558.44	$25,713.20	$12.39
06/01/2018 through 05/31/2019	24,906	$316,272.40	$26,356.03	$12.70

* If the Third Expansion Space Commencement Date is a date other than January 1,2012 or the Second Expansion Space Commencement date is other than June 1, 2012, the above table shall be adjusted and prorated so that the prorated Monthly Minimum Rent is paid on the, then-current, rentable square footage in the Demised Premises.

3.	Page 4 - Section 1.06 - Rent Abatement.

Add the following at the end of Section 1.06:

Notwithstanding the rent chart set forth in Section 2 of this Eighth Amendment to Lease, no Monthly Minimum Rent shall be due for the following months (the “Abatement Months”):

a.	The Monthly Minimum Rent for the Third Expansion Space shall abate for the first seven (7) months after the Third Expansion Space Commencement Date. The amount of such abatement is Three Thousand Nine Hundred Sixty Nine and 38/100ths dollars ($3,969.38) per month (which is 4,350 x $10.95 /12)

b.	The Monthly Minimum Rent for the Second Expansion Space shall abate for the first seven (7) months after the Second Expansion Space Commencement Date. The amount of such abatement is Four Thousand Seven Hundred Seventy Two and 38/100ths dollars ($4,772.38) per month (which is 5,230 x $10.95/12)

c.	The Monthly Minimum Rent for the Existing Demised Premises shall abate for the first three (3) months after the Second Expansion Space Commencement Date. The amount of such abatement is Thirteen Thousand Three Hundred Twenty Six and 98/100ths dollars ($13,984.98) per month (which is 15,326 x $10.95/12)

During the Abatement Months, Tenant shall continue to pay any and all Direct Expenses due under the Lease. The entire Monthly Minimum Rents that were abated shall immediately become due and payable upon the occurrence of an Event of Default, past all applicable cure periods, by Tenant under this Lease.

4.	Page 4 - Section 1.07 - Security Deposit shall now read

Tenant hereby agrees to pay to Landlord with or prior to the Tenant’s execution of this Eighth Amendment to Lease the sum of: Twenty Two Thousand Seven Hundred Twenty Six & 73/100th DOLLARS ($22,726.73), (hereinafter referred to as the “Security Deposit”), which sum Landlord shall retain as security for the performance by Tenant of each of its obligations hereunder. Such Security Deposit shall be held, applied and refunded in the manner and subject to the conditions hereinafter provided in Section 13.03 of the Lease.

5.	Page 27 - Exhibit B - Description of Landlord’s Work.

The Third Expansion Space and Second Expansion Space will be taken in “as is” condition as shown in Exhibit B-l, subject to Landlord’s Third Expansion Space Work and Landlord’s Second Expansion Space Work listed and shown on Exhibit B-2.

6.	Page 2 - Section 1.02 - Term of the Lease - Delete December 31,2015 and insert May 31,2019 in its place.

7.	Brokerage: Tenant represents and warrants to Landlord that it has had no dealings with any broker or agent in connection with this Eighth Amendment to Lease, other than Aldene E. “Dee” Creech Osborne of NAI Carolantic Realty and Matthew Cooke of Jones Lang LaSalle Brokerage Inc., and covenants to pay, hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any other broker or agent with respect to this Eighth Amendment to Lease or the negotiation thereof.

8.	Parking: As of the Third Expansion Space Commencement Date, Section 13.08 of the Lease is revised to delete “Thirty one (31)” unassigned parking spaces and insert in its place “Forty five (45)” unassigned parking spaces. As of the Second Expansion Space Commencement Date, Section 13.08 of the Lease is revised to delete “Forty Five (45)” unassigned parking spaces and insert in its place “Fifty five (55)” unassigned parking spaces.

9.	Delivery of Expansion Space: Tenant acknowledges and agrees that Landlord shall not be held liable for failure to deliver the Third Expansion Space or the Second Expansion Space in a timely manner as a result of the existing tenant’s failure to timely vacate that expansion space or such tenant’s failure to remove its equipment and personal property from that expansion space. However, if the Third Expansion Space Commencement Date or Second Expansion Space Commencement Date are delayed due to the existing tenant’s failure to remove its equipment and personal property from that expansion space, the Third Expansion Space Commencement Date or Second Expansion Space Commencement Date (as applicable) shall be delayed to reflect the existing tenant’s delay in actually vacating the Third Expansion Space or Second Expansion Space.

10.	Existing Rights Tenant acknowledges and agrees that the rights contained in the Seventh Amendment to Lease and the Right of First Offer on page 3 of the Fifth Amendment to Lease are hereby terminated.

11.	Right of First Offer Provided no uncured Event of Default by Tenant has occurred, Tenant shall have the one-time right of first offer (“Right of First Offer”) to lease all or specific portions of Suite 700 (the “Fourth Expansion Space”) as shown on Exhibit A to this Eighth Amendment to Lease, which is incorporated herein by reference) containing an approximate total of Eighteen Thousand One Hundred and Sixty-five (18,165) rentable square feet and is located adjacent to the Demised Premises. Tenant may also choose to lease just the specific portion of the Fourth Expansion Space containing Seven Thousand Six Hundred Ninety Seven (7,697) square feet, (“Side A”) shown on Exhibit A. Landlord shall provide Tenant this opportunity to lease the entire Fourth Expansion Space or Side A of the Fourth Expansion Space prior to any other prospective tenants, excluding the current tenant of the Fourth Expansion Space, by providing Tenant with a proposal (the “Fourth Expansion Space Proposal”). If Tenant desires to lease the Fourth Expansion Space or Side A, Tenant must, within fifteen (15) business days of receipt of the Fourth Expansion Space Proposal, either notify Landlord in writing of its acceptance of the terms of the Fourth Expansion Space Proposal or negotiate revised terms to the Fourth Expansion Space Proposal that are acceptable to Landlord and Tenant (the “Agreed Upon Fourth Expansion Space Proposal”). Additionally, within another fifteen (15) business days, Tenant must execute a lease amendment incorporating the Fourth Expansion Space or Side A into the Lease on the terms and conditions contained in the agreed upon Fourth Expansion Space Proposal or Agreed Upon

Fourth Expansion Space Proposal. If Tenant fails to give Landlord notice of its acceptance of the terms of the Fourth Expansion Space Proposal or Agreed Upon Fourth Expansion Space Proposal and enter into a lease amendment within the prescribed time, Tenant’s right to lease the Fourth Expansion Space or Side A that is granted in this paragraph shall terminate and Tenant’s only remaining rights with regard to the Fourth Expansion Space or Side A will be as listed in Section 12 below.

12.	Right of First Refusal. Provided no uncured Event of Default by Tenant has occurred, Tenant shall have the ongoing right of first refusal to lease Suite 700. Landlord shall provide Tenant the opportunity to lease the Fourth Expansion Space prior to any other prospective tenants, excluding the current tenant of the Fourth Expansion Space, by providing Tenant with a copy of the first written proposal to lease the Fourth Expansion Space that is given to a bonafide, prospective tenant (the “Bonafide Proposal”). If Tenant desires to lease the Fourth Expansion Space under the terms of the Bonafide Proposal, Tenant must (1) notify Landlord in writing of its acceptance of the terms of the Bonafide Proposal within ten (10) business days of receipt of the Bonafide Proposal, and (2) execute a lease amendment incorporating the Fourth Expansion Space into the Demised Premises on the terms and conditions contained in the Bonafide Proposal within fifteen (15) business days of Landlord’s receipt of Tenant’s notice. If Tenant fails to give Landlord notice of its acceptance of the terms of the Bonafide Proposal or enter into a lease amendment within the prescribed time, Tenant’s right to lease the Fourth Expansion Space granted in this paragraph shall be suspended for Six (6) months from the time Landlord provided the copy of the Bonafide Proposal to Tenant and Tenant shall have no further rights with regard to the Fourth Expansion Space during that period (the “Suspension Period”). If the suspension period expires and Landlord has not yet leased the Fourth Expansion Space to a third party, Landlord will once again give Tenant the next Bonafide Proposal that it offers to a prospective tenant and the same cycle will repeat until the Fourth Expansion Space is leased to a third party, after which Tenant shall have no further rights to the Fourth Expansion Space.

13.	Option to Extend. Provided that there is no then outstanding uncured Event of Default by Tenant and Tenant is still in possession of the Demised Premises, Tenant shall have two (2) options to extend the Term, for a period of five (5) years each (an “Extended Term”). The notice to extend the Term (the “Extension Notice”) must be given by Tenant to Landlord in writing on or before two hundred seventy (270) days prior to expiration of the then-current Term (failure to give notice being an absolute bar to any rights on the part of Tenant to so extend). The Monthly Minimum Rent for the first year of each Extended Term will be the lower of:

(i)	the Monthly Minimum Rent for the last month of the Term, or

(ii)	the fair market monthly rental value of the Demised Premises as compared to similar flex buildings in the Raleigh - Durham market, taking into account the existing improvements in the Demised Premises and the tenant improvement allowances, rent concessions, and rent abatements given to tenants of similar size and rent credit as Tenant.

With either (i) or (ii), the Monthly Minimum Rent for each succeeding year of an Extended Term shall be two and one half percent (2.5%) higher than the last month of the previous year. If Landlord and Tenant are unable to agree upon the then prevailing fair market rate as indicated in (ii) above, within thirty (30) days after Landlord’s receipt of the Extension Notice, then Tenant shall have a further fifteen (15) days to either accept the Monthly Minimum Rents as determined by (i) above or withdraw its Extension Notice. If Landlord and Tenant do not agree on a fair market rate within thirty (30) days and Tenant does not withdraw its Extension Notice within fifteen days, Tenant will be deemed to have selected (i) and the Term will be extended for five (5) years at two and one half percent (2.5%) increases in Monthly Minimum Rent for each additional year.

14.	Definitions; Capitalized terms used but not defined herein shall have the meaning given to such terms in the Lease, as amended.

15.	Amendment; Except as herein amended, the terms and conditions of the Lease shall remain in full force and effect.

16.	Counterparts: This Eighth Amendment to Lease may be executed in one or more counterparts, each of which shall constitute an original, but which together shall constitute one document.

Except as herein amended, the terms and conditions of the Lease shall remain in full force and effect. Each person signing as Landlord or Tenant warrants and represents that she or he is authorized to execute and deliver this Eighth Amendment to Lease and to make it a binding obligation of Landlord or Tenant.

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to Lease to be executed as a sealed instrument this the day first above written.

LANDLORD:

SOUTHPORT BUSINESS PARK LIMITED PARTNERSHIP, a North Carolina limited partnership

BY:	SOUTHPORT BUSINESS PARK INVESTORS CORPORATION, General Partner

By:	/s/ Robert S. Earrington, Jr.
Robert S. Earrington, Jr.
Vice President

TENANT:

GENTRIS CORPORATION,
a Delaware corporation

By:	/s/ Dawn L. Bordeaux
Dawn L. Bordeaux Vice President

EXHIBIT A – Demised Premises

[Intentionally omitted]

EXHIBIT B-1 – Existing Improvements

[Intentionally omitted]

EXHIBIT B-2 – Improvements

[Intentionally omitted]